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                               CERTIFICATE OF AMENDMENT
                                          OF
                             CERTIFICATE OF INCORPORATION
                                         OF
                              LIFE PARTNERS GROUP, INC.

                       (Pursuant to Section 242 of the General
                      Corporation Law of the State of Delaware)

          Life Partners Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

          FIRST: The Certificate of Incorporation of the Corporation, as amended, is hereby amended by replacing paragraph 2(b) of Article FOURTH with new paragraph 2(b) as set forth on EXHIBIT A attached hereto and incorporated herein by this reference.

          SECOND: The Board of Directors of the Corporation duly adopted resolutions setting forth the above-referenced amendment, declaring such amendment to be advisable, and calling for a vote of the stockholders of the Corporation entitled to vote on such amendment for consideration thereof.

          THIRD: The holders of a majority of each class of capital stock of the Corporation entitled to vote on the above-referenced amendment executed written consents in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware adopting such amendment, and written notice of the taking of such corporate action was given in accordance with such Section 228 to those stockholders entitled to vote thereon who did not execute such written consents.

          FOURTH: The above-referenced amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.



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          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed and attested as of the 29th day of June, 1992.

                                        LIFE PARTNERS GROUP, INC.



                                        By:  /s/Patrick J. McLaughlin
                                           -----------------------------
                                        Name:  Patrick J. McLaughlin
                                             ---------------------------
                                        Title:  Executive Vice President
                                              --------------------------

ATTEST:

/s/George E. Councill
- ----------------------------------
Name:  George E. Councill
     -----------------------------
Title:  Secretary
      ----------------------------

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                                      EXHIBIT A

           (b) DIVIDENDS; STOCK SPLITS. Subject to the prior rights and preferences, if any, applicable to the shares of Preferred Stock or any series thereof, when and as dividends are declared thereon, whether payable in cash, property, or securities of the Corporation, the holders of the Class A Common will be entitled to share equally on a share-for-share basis in such dividends. The holders of the Class B Common shall not be entitled to receive dividends, it being understood, however, that this prohibition shall not apply to dividends payable solely in shares of Class B Common issued to effect a subdivision of Common Stock as contemplated by the next sentence. If the Corporation in any manner subdivides or combines the outstanding shares of any class of Common Stock, the outstanding shares of each other class of Common Stock will be proportionately subdivided or combined.